February 29, 2019

AmericaFirst Quantitative Strategies Fund

c/o AmericaFirst Capital Management, LLC

300 Harding Boulevard, Suite 215

Roseville, CA 95678

AmericaFirst Tactical Alpha Fund

c/o AmericaFirst Capital Management, LLC

300 Harding Boulevard, Suite 215

Roseville, CA 95678

Re:

Fund Reorganization

Ladies and Gentlemen:

We are acting as counsel to AmericaFirst Quantitative Funds Trust (the “Trust”), a Delaware statutory trust with its principal place of business at 300 Harding Boulevard, Suite 215, Roseville, CA 95678 on behalf of its series, AmericaFirst Tactical Alpha Fund (the “Acquiring Fund”), and the Trust, on behalf of its series, AmericaFirst Quantitative Strategies Fund (the “Acquired Fund”) in connection with the reorganization (the “Reorganization”) contemplated by the Agreement and Plan of Reorganization and Termination (the “Agreement”) made as of November 19, 2018 and re-executed by the parties on February 4, 2019 by and between Trust, on behalf of  the Acquiring Fund, and Trust, on behalf of the Acquired Fund. The Reorganization will consist of the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange solely for voting shares of the Acquiring Fund (the “Acquiring Fund Shares”), the assumption by the Acquiring Fund of all liabilities of the Acquired Fund, the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund and the termination of the Acquired Fund, as provided in the Agreement. The Reorganization is scheduled to close on the date of this letter (the “Closing Date”).

In connection with rendering our opinion, we have examined: (i) the Agreement; (ii) a proxy/prospectus on Form N-14 related to the Reorganization; (iii) the representation letters of  Trust executed in connection with the Reorganization (collectively, the “Representation Letters”); (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion; and (v) the Code,  applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service (the “Service”) contained in revenue rulings and procedures, and such other statutes, regulations, rulings and decisions as we deemed material to the preparation of this opinion letter.

For purposes of this opinion, we have assumed that the representations and warranties set forth in the Agreement and the representations made in the Representation Letters are true and

ROBERT M. ELWOOD ● PARTNER & CHIEF OPERATING OFFICER

1536 James Road ● Ardmore, PA 19003 ● p: 484.477.2729

Practus, LLP  ●  Robert.Elwood@Practus.com  ●  Practus.com

  AmericaFirst Quantitative Funds

February 29, 2019

correct and that the conditions to the parties’ obligations under the Agreement will be satisfied and the parties will comply with their respective covenants thereunder.  We have relied on the representations and warranties in the Agreement and the representations in the Representation Letters in rendering our opinion.  To the extent that any of the representations or warranties in the Agreements or any of the representations in the Representation Letters is inaccurate, the conclusions set forth herein may also become inaccurate, or may no longer apply.

In formulating our opinion, we have examined originals or copies, identified to our satisfaction, of documents and other instruments that we have deemed necessary or appropriate for purposes of this opinion.  In performing such examination, we have assumed the authenticity of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the genuineness of all signatures and the correctness of all representations made therein.  We cannot and do not represent that we checked the accuracy or completeness of, or otherwise independently verified, any of the various statements of fact contained in such documents and in documents incorporated by reference therein.  We have further assumed that there are no agreements or understandings contemplated therein other than those contained in the documents.

In addition, we have assumed with your consent that: (i) the Reorganization will be consummated in accordance with the provisions of the Agreement and in the manner contemplated in the Form N-14, and none of the terms or conditions contained therein has been or will be modified in any respect relevant to this opinion; (ii) the statements and representations concerning the Reorganization set forth in the Form N-14, the Representation Letters, the Agreement, and the other documents referred to herein are, and, as of the effective time of the Reorganization, will be, true, accurate, and complete in all material respects; (iii) any representation or other statement in the Form N-14, any Representation Letters, the Agreement, or any other document referred to herein made “to the knowledge” or similarly qualified is, and, as of the effective time of the Reorganization, will be, in each case, correct without such qualification; (iv) no action has been, or will be, taken that is inconsistent with any representation or other statement contained in the Form N-14, any Representation Letters, the Agreement, or any other document referred to herein; and (v) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Other than obtaining the representations set forth in the Representation Letters, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations, or other information on which we have relied in rendering our opinion is incorrect.

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that, for U.S. federal income tax purposes:

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February 29, 2019

(a)

The Acquiring Fund’s acquisition of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities, followed by Acquired Fund’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Acquired Fund Shares, will qualify as a “reorganization” (as defined in section 368(a)(1)(C)), and the Acquiring Fund and the Acquired Fund will each be “a party to a reorganization” (within the meaning of section 368(b));

(b)

The Acquired Fund will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Acquired Fund Shares;

(c)

The Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

(d)

The Acquiring Fund’s basis in each Asset will be the same as Acquired Fund’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for each Asset will include Acquired Fund’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(e)

A Shareholder will recognize no gain or loss on the exchange of all its Acquired Fund Shares solely for Acquiring Fund Shares pursuant to the Reorganization;

(f)

A Shareholder’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Acquired Fund Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include, in each instance, its holding period for those Acquired Fund Shares, provided the Shareholder holds them as capital assets at the Effective Time; and

This opinion expresses our views only as to the material U.S. federal income tax consequences of the Reorganization, and no opinion is expressed as to the tax consequences under non-U.S., state, or local tax laws or under U.S. federal tax laws other than those pertaining to income taxes. Our opinion is based on U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matter addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusion stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

This opinion has been rendered to you solely for purposes of satisfying the requirements of the Securities and Exchange Commission and may be relied upon only by Trust, the Acquired Fund and its shareholders, and the Acquiring Fund and its shareholders. This opinion letter (and

  AmericaFirst Quantitative Funds

February 29, 2019

the opinions expressed herein) may not be relied upon by you in any other manner or by any other person and may not be furnished to any other person without our prior written approval; provided, however, that in accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933 (the “Act”), we hereby consent to the use of our name under the heading “Information About the Reorganization — Federal Income Tax Consequences” in the Registration/Proxy Statement and to the filing of this opinion as an exhibit to the registration statement of the Trust, as deemed appropriate by legal counsel to the Trust. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

/s/ Robert Elwood

On behalf of Practus, LLP

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